Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated June 28, 2011, into the previously filed Registration Statements (Nos. 333-147409 and 333-156614) on Form S-8 relating to the statement of net assets available for benefits of First Horizon National Corporation Savings Plan (the “Plan”) as of December 31, 2010, included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Thompson Dunavant PLC

Memphis, Tennessee

June 25, 2012